UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Event Requiring Report: December 12, 2006

SONA DEVELOPMENT CORP.

(Exact name of registrant as specified in its charter)

TEXAS
(State or other jurisdiction of incorporation or organization)

0-28311 (Commission File Number)	76-027334 (IRS Employer Identification Number)

Nora Coccaro, Chief Executive Officer

2610-1066 West Hastings Street,  Vancouver, British Columbia V6E 3X2
(Address of principal executive offices)

(604) 602-1717
(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01           ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Sona Development Corp. (the “Corporation”) entered into an Agreement of Acquisition and Plan of Reorganization (the “Agreement”) with Sibling Entertainment Group, Inc. (“Sibling”), an unrelated party, on June 28, 2006. The Agreement provides for the Corporation’s acquisition of Sibling’s subsidiaries. Sibling is an entertainment development and production company based in New York City.

Under the reorganization, the Corporation will acquire each of Sibling’s four wholly owned subsidiaries: Sibling Theatricals, Inc., Sibling Pictures, Inc., Sibling Music Corp., and Sibling Properties, Inc. These subsidiaries own and/or control each of Sibling’s respective divisions and operations of live-stage theatrical operations, music, independent feature films, and theatrical real estate.

Pursuant to the Agreement, the respective companies will effect a share exchange by which the Corporation will issue shares of common stock and purchase warrants to Sibling in exchange for all of the issued and outstanding shares of Sibling’s subsidiaries on the closing date.

The Corporation and Sibling amended the Agreement on December 15, 2006. The amended Agreement increases the shares issued and warrants granted by the Corporation to 36,190,085 shares and 22,865,324 purchase warrants, which warrants have terms ranging from 3 to 5 years at exercise prices ranging from $0.275 per share to $1.00 per share. The share and warrant increases are related to a debt placement, employment agreements, the prospective acquisition of an entertainment production company, a shareholder relations agreement, a corporate services agreement, and broker agreements.

The closing date of the Agreement has been extended to February 9, 2007, subject to each party obtaining shareholder approval. On closing of the transaction, the Corporation’s name will be changed to “Sibling Entertainment Group, Inc.”

ITEM 9.01           FINANCIAL STATEMENTS AND EXHIBITS

(c)     The following exhibit is filed herewith:

Exhibit No.		Description
10	Attached	Amendment of the Agreement of Acquisition and Plan of Reorganization, dated December 12, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sona Development Corp.                                                   Date

By: /s/ Nora Coccaro                                                            December 15, 2006

Name: Nora Coccaro

Title: Chief Executive Officer

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